Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-262692 on Form F-4 of Waldencast plc of our report dated April 26, 2022 (June 15, 2022 as to going concern and liquidity described in Note 1) relating to the financial statements of Obagi Global Holdings Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, CA
June 15, 2022